PRESS RELEASE

                                                Dataram Contact:
                                                Mark Maddocks
                                                Vice President-Finance, CFO
                                                609-799-0071
                                                info@dataram.com



        DATARAM REPORTS FISCAL 2008 FOURTH QUARTER AND FISCAL YEAR
                            FINANCIAL RESULTS

      Company Reports Fourth Quarter Net Earnings of $0.05 Per Share


PRINCETON, N.J. June 4, 2008 - Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its fiscal fourth quarter and full year ended April 30, 2008. Net earnings for the fourth quarter of the current fiscal year were $401,000, or $0.05 per diluted share, which compares to a net loss of $308,000, or a net loss of $0.04 per diluted share for the comparable prior year period. Net earnings for the fiscal year ended April 30, 2008 were $1,608,000, or $0.18 per diluted share, which compares to net earnings of $770,000, or $0.09 per diluted share for the prior fiscal year. Prior year net earnings included a one-time payment of $2.3 million from a DRAM manufacturer related to a settlement agreement. The Company's earnings from operations for the current fiscal fourth quarter and fiscal year totaled $467,000 and $1,773,000, respectively, and compare to operating losses of $702,000 and $1,854,000 for the comparable prior year periods.

Revenues for the fourth quarter and fiscal year were $7.0 million and $30.9 million, respectively, which compare to $8.8 million and $38.4 million for the comparable prior year periods.

John H. Freeman, Dataram's president and CEO commented, "Our fourth quarter and fiscal year operating earnings and net earnings met our profit objectives ."

Mr. Freeman continued, "Our revenues this entire fiscal year have been adversely impacted by reductions in our selling prices as a result of the well-publicized decline in the price of DRAM chips, the primary raw material in our products. Typically, the average selling price (ASP) of DRAMs decline by approximately 25 percent per year. Industry reports estimate the industry decline in ASP was 31 percent in the third quarter alone. Over the last fiscal year, the Company's purchase cost of the primary DRAMs used in our products declined by over 60 percent. This resulted in a larger than anticipated reduction in our selling prices as we passed our cost savings through to our customers. We do see that the rate of price decline of DRAMs has abated and are hopeful that the recent price trends we see will continue."

The Company's operating expenses for the fourth quarter and current fiscal year totaled $2,487,000 and $10,104,000, respectively, and compare to operating expenses of $2,853,000 and $10,848,000 for the comparable prior year periods. The decline in expenses was primarily the result of cost reductions initiated at the end of the prior fiscal year as well as a reduction in stock-based compensation expense. Prior year fourth quarter operating expenses also included a charge of $265,000, primarily for severance payments.

The Company accrues federal and state income taxes at a combined rate of approximately 39 percent. However, since the Company entered the fiscal year with a federal net operating loss ("NOL") carryforward of approximately $4.7 million, the Company actually pays income taxes at a rate of approximately 10 percent as it utilizes the tax benefits of its NOL carryforward. At April 30, 2008, the Company has approximately $1.5 million NOL carryforward remaining.

For the fiscal year ended April 30, 2008, cash provided by operating activities totaled approximately $3.7 million and cash and equivalents increased to $17.6 million from $14.1 million at the end of the prior fiscal year. Working capital at the end of fiscal 2008 amounted to $22.5 million and the Company's current ratio is 10.0. Tangible book value per share is $2.66, of which cash and equivalents constitutes $1.99 per share.

Mr. Freeman concluded, "We met our profit objective and our financial condition remains strong. However, the Company's Board of Directors and I firmly believe that achieving meaningful growth is our top priority. We believe that in a reasonable pricing environment, we should grow our core memory solutions business. We also believe that in order to achieve our growth objectives, it is necessary that the Company introduce complementary products into our portfolio. That effort will require internal investment in research, development, manufacturing, sales and support. We are also pursuing the acquisition of externally developed intellectual property and products. This activity has already begun with our acquisition of certain patents and other intellectual property of a privately held company in the area of high speed storage systems and we expect to make further investments in this area. The Board of Directors has concluded that these investments will be in the best long-term interests of our shareholders and clients. To ensure that adequate financial resources are available to support these investments, the Board of Directors has decided to suspend the dividend at this time . The Company's Directors look forward to achievement of our growth goals and will consider reinstituting a dividend at a future time."



ABOUT DATARAM CORPORATION

Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 40 years of experience, Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP, Dell, IBM, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com
                                      _______________

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.
            __________________


                           Financial Tables Follow



                      DATARAM CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                    (Unaudited)



                              Fourth Quarter Ended        Fiscal Year Ended
                                    April 30                    April 30
                              _____________________       _________________
                                 2008          2007        2007        2006

Revenues                      $  7,045     $  8,831    $ 30,893    $ 38,404

Costs and expenses:
  Cost of sales                  4,091        6,680      19,015      29,410
  Engineering and development      366          321       1,267       1,243
  Selling, general and
    administrative               2,055        2,438       8,541       9,165
  Stock-based compensation
    expense*                        66           94         297         440
                               _______     ________    ________    ________
                                 6,578        9,533      29,120      40,258
                               _______     ________    ________    ________

Earnings (loss)
  from operations                  467         (702)      1,773       (1,854)

Other income                       187          189         868        3,074
                               _______     ________    ________    _________

Earnings (loss)
  before income taxes              654         (513)      2,641        1,220

Income tax provision (benefit)     253         (205)      1,033          450
                               _______     _________    _______    _________

Net earnings (loss)           $    401     $   (308)   $  1,608    $     770
                               =======      =======     =======     ========

Net earnings (loss) per share:
  Basic                       $   0.05     $  (0.04)   $   0.18    $    0.09
                               =======      =======     =======     ========
  Diluted                     $   0.05     $  (0.04)   $   0.18    $    0.09
                               =======      =======     =======     ========

Weighted average number
of shares outstanding:
  Basic                          8,869        8,644       8,825        8,572
                               =======      =======     =======     ========
  Diluted                        8,873        8,644       8,854        8,804
                               =======      =======     =======     ========

*Stock-based compensation expense is recorded as a component of selling, general and administrative expenses in the Company's financial statements filed with the Securities and Exchange Commission on Form 10-K.

                      DATARAM CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (In thousands)
                                   (Unaudited)



                                        April 30, 2008        April 30, 2007

ASSETS
Current assets
  Cash and cash equivalents            $        17,642       $        14,138
  Accounts receivable, net                       4,047                 4,717
  Inventories                                    1,977                 2,121
  Deferred income taxes                          1,229                 1,149
  Note receivable                                    0                 1,537
  Other current assets                              98                   231
                                       _____________________________________
    Total current assets                        24,993                23,893

Deferred income taxes                              352                 1,123

Property and equipment, net                        686                   784

Other assets                                        79                   105
                                       _____________________________________

Total assets                           $        26,110       $        25,905
                                       =====================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable                     $         1,789       $         1,597
  Accrued liabilities                              702                   976
                                       _____________________________________
    Total current liabilities                    2,491                 2,573

Stockholders' equity                            23,619                23,332
                                       _____________________________________

Total liabilities and
stockholders' equity                   $        26,110       $        25,905
                                       =====================================